EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Subsidiary	Jurisdiction of Incorporation
JDA Software, Inc.	Arizona
JDA Worldwide, Inc.	Arizona
JDA Software Services, Inc.	Delaware
JDA Software Russia Holdings, Inc.	Delaware
Manugistics Holdings Delaware II, Inc.	Delaware
Manugistics Services, Inc.	Delaware
i2 Technologies, Inc.	Delaware
i2 Technologies International Services, LLC	Delaware
JDA Technologies US, Inc.	Nevada
JDA Software Australia Pty Ltd	Australia
Manugistics Australia PTY Limited	Australia
JDA Technologies N.V.	Belgium
Manugistics Benelux	Belgium
JDA Solutions DO Brasil Ltda	Brazil
JDA Software Canada Ltd.	Canada
Beijing JDA Technologies Company Ltd.	China
JDA Chile S.A.	Chile
JDA International Limited	England & Wales
JDA Technologies Finland Oy Ltd.	Finland
JDA Software France S.A.	France
Manugistics Deutschland GmbH	Germany
JDA Technologies, GmbH	Germany
JDA Software Hong Kong Limited	Hong Kong
JDA Hong Kong Limited	Hong Kong
JDA Software India Private Limited	India
i2 Technologies India Private Limited	India
JDA Software Italy S.r.L.	Italy
JDA Software Japan Co. Ltd.	Japan
JDA Software Korea, Ltd.	Korea
JDA Software Malaysia Sdn. Bhd.	Malaysia
Manu Solutions Malaysia Sdn. Bhd.	Malaysia
JDA Software de Mexico, S.A. de C.V.	Mexico
JDA Servicios Profesionales, S.A. de C.V.	Mexico
JDA Software Benelux B.V.	Netherlands
JDA Netherlands C.V.	Netherlands
JDA Software Norway AS	Norway
JDA Software Russia Holdings, Inc. (Branch Office)	Russia
JDA Software Shanghai Co. Ltd.	Shanghai
JDA Asia Pte. Ltd.	Singapore
JDA Software Asia Pte. Ltd.	Singapore
i2 Technologies PTE Ltd.	Singapore
JDA Software South Africa (Proprietary) Limited	South Africa
MStar SA (Pty) Ltd.	South Africa
JDA Incorporated Software Solutions, S.A.	Spain

JDA Software Nordic AB	Sweden
JDA Software (Taiwan), Inc.	Taiwan
i2 Technologies Limited	United Kingdom